TABLE OF CONTENTS

                                                 Page


PART I        FINANCIAL INFORMATION

   Item 1     FINANCIAL STATEMENTS AND
              SUPPLEMENTARY DATA . . . . . . . . . . 1

   Item 2     MANAGEMENT'S DISCUSSION AND
              ANALYSIS OF FINANCIAL CONDITIONS
              AND RESULTS OF OPERATIONS . . . . . .  8



PART II       OTHER INFORMATION . . . .(Not Applicable)













     ***********************************************
     * FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA *
     ***********************************************



         CENTURY PACIFIC TAX CREDIT HOUSING FUND II

                      BALANCE SHEET
                       (Unaudited)

                               December 31,    March 31,
                                   1998           1998
                              -------------    ---------
ASSETS

Cash                                 $1,076         $343
Advance to General Partners             871          870
Investments in Limited Part-
  nerships (Note 4)                 909,185    1,000,271
                                  ---------    ---------
                                   $911,132   $1,001,485
                                 ==========   ==========

LIABILITIES AND PARTNERS' EQUITY

Accounts Payable and Accrued Expenses   $815      $3,300
Amounts Payable to Related Parties
  (Note 3)                         1,316,427   1,284,224
Advance from Affiliates               40,593      40,594
                                   ---------   ---------
                                   1,357,835   1,328,118
                                   ---------   ---------

Partners' Equity, per accompanying
  statement
    General Partners                 (53,521)    (52,320)
    Limited Partners                (393,182)   (274,313)
                                     -------     --------
                                    (446,703)   (326,633)
                                     -------     -------

                                    $911,132   $1,001,485
                                  ==========   ==========

The accompanying notes are an integral part of this statement.

                         - Page 1 -














           CENTURY PACIFIC TAX CREDIT HOUSING FUND II

                      STATEMENT OF INCOME
                          (Unaudited)

                                     Three Months Ended
                                       December 31,
                                  1998            1997
                               ----------      ----------

REVENUES:

  Other income                    $300                $0
                                  ----             -----
                                   300                 0
                                  ----             -----
EXPENSES:

  General & Adm. (Note 3)       10,215             9,906
  Equity in Net Losses of
    Operating Partnership
    (Note 4)                    28,301           101,095
                                ------           -------
                                38,516           111,001
                                ------            ------
Net Loss                       $38,216          $111,001
                               =======          =========


The accompanying notes are an integral part of this statement.

                         - Page 2 -















           CENTURY PACIFIC TAX CREDIT HOUSING FUND II

                STATEMENT OF PARTNERS' EQUITY
                     December 31, 1998
                         (Unaudited)


                            General      Limited
                            Partners     Partners      Total
                            --------     --------    --------
Balance at March 31, 1998   ($52,320)   ($274,313)  ($326,633)

Net Income (Loss)             (1,201)    (118,869)   (120,070)
                            ---------    ---------   ---------
Equity (Deficit) at
 December 31, 1998          ($53,521)   ($393,182)  ($446,703)
                            =========   ==========  ==========

Percentage Interest
 December 31, 1998                1%          99%        100%
                            =========    ========   =========


The accompanying notes are an integral part of this statement.

                           - Page 3 -









            CENTURY PACIFIC TAX CREDIT HOUSING FUND II

                    STATEMENT OF CASH FLOWS
                          (Unaudited)

                                     Three Months Ended
                                        December 31,
                                     1998         1997
                                   --------     --------
Cash Flow from Financing
  Activities:
Increase (Decrease) in Amounts
  Payable to Related Parties        $10,200      $12,872
                                    -------       ------
  Net Cash Provided By Financing
  Activities                        $10,200      $12,872
                                    =======       ======
Cash Flow from Operating
  Activities:

Transfer Fee Income Received          $300            $0
General & Admin. Expenses          (10,215)       (9,906)
Increase(Decrease) in Accts Pay          0        (3,000)
                                    -------       -------
  Net Cash Used in Operating
    Activities                     $(9,915)     ($12,906)
                                    =======     =========

Net Increase (Decrease) in Cash
  and Cash Equivalents                $284         ($34)

Cash and Cash Equivalents at
  Beginning of Period                  791           403
                                    ------         ------
Cash and Cash Equivalents at
  End of Period                     $1,075          $369
                                    ======         ======


The accompanying notes are an integral part of this statement.

                             - Page 4 -









           CENTURY PACIFIC TAX CREDIT HOUSING FUND II a California limited partnership

                  NOTES TO FINANCIAL STATEMENTS
            For the Quarter Ended December 31, 1998


NOTE 1 - DESCRIPTION OF THE PARTNERSHIP AND ITS ORGANIZATION:

Century Pacific Tax Credit Housing Fund II, a California limited partnership (the "Partnership" or "CPTCHF II") was formed on September 2, 1988 for the purpose of raising capital and selling limited partnership interests and then acquiring limited partnership interests in partnerships (the "Operating
Partnerships") owning and operating existing residential apartment properties (the "Properties").

The general partners of the Partnership are Century Pacific Capital II Corporation, a California corporation, ("CPII") and Irwin Jay Deutch, an individual (collectively, the "General Partners"). The General Partners and affiliates of the General Partners (the "General Partners and Affiliates") have interest in the Partnership and receive compensation from the Partnership and the Operating Partnerships (Note 3).

The Properties qualify for the "Low-Income Housing Tax Credit" established by Section 42 of the Tax Reform Act of 1986 (the "Low-Income Housing Tax Credit"). These properties are leveraged low-income multifamily residential complexes and some receive one or more forms of assistance from federal, state or local governments, or agencies (the "Government Agencies") while others do not receive any subsidy from Government Agencies although some may have mortgage loans insured by a Government Agency.

In September 1988, the Partnership began raising capital from sales of limited partnership interests, at $1,000 per unit. The limited partnership offering closed as of December 31, 1989, with 5,754 units having been sold.

As of September 30, 1998, the Partnership acquired limited partnership interest of 90% in Washington Courts Limited Partnership and 60% in Laurel-Clayton Limited Partnership, two existing Operating Partnerships which own apartment rental properties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Method of Accounting for Investments in Operating Partnerships

The Partnership uses the equity method to account for its investment in the Operating Partnerships in which it has invested
(Note 4).

Under the equity method of accounting, the investment is carried at cost and adjusted for the Partnership's share of the Operating Partnerships' results of operations and by cash distributions received. Equity in the loss of each Operating Partnership allocated to the Partnership is not recognized to the extent that the investment balance would become negative.

Basis of Accounting

The Partnership maintains its financial records on the tax basis.
Memorandum entries, while not recorded in the records of the Partnership, have been made in the financial statements to reflect generally accepted accounting principles.

                           - Page 5 -





On August 7, 1991, management of the Partnership changed from a calendar year end to a fiscal year end of March 31 for financial reporting purposes. Accordingly, the Partnership's quarterly periods end June 30, September 30, and December 31. The Operating Partnerships, for financial reporting purposes, have a calendar year. The Partnership, as well as the Operating Partnerships, have a calendar year for income tax purposes.

Syndication Costs

Public offering costs have been recorded as a direct reduction to the capital accounts of the Limited Partners.

Organization, Acquisition and Other Costs

Costs incurred in organizing the Partnership and expenditures made by the Partnership in connection with its acquiring limited partnership interest in Operating Partnerships are deferred and amortized over a period of sixty months on a straight-line basis or capitalized as investments in Operating Partnerships. Other fees and expenses of the Partnership are recognized as expenses in the period the related services are received.

Income Taxes

No provision has been made for income taxes in the accompanying financial statements since such taxes and/or the recapture of the Low-Income Housing Tax Credits benefits received, if any, are the liability of the individual partners. The Partnership uses the accrual method of accounting for tax purposes.

Statement of Cash Flows - Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Partnership considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents.



NOTE 3 -  TRANSACTIONS WITH THE GENERAL PARTNERS AND AFFILIATES
          OF THE GENERAL PARTNERS:

The General Partners of the Partnership are CPII and Irwin Jay Deutch. Century Pacific Placement Corporation ("CPPC"), an affiliate of the General Partners, served as the broker-dealer-manager for sales of the limited partnership interests in the Partnership. Century Pacific Realty Corporation ("CPRC"), an affiliate of CPII, is a general partner in each of the Operating Partnerships. The General Partners have an aggregate one percent interest in the Partnership. CPRC has a one-half percent interest in each of the Operating Partnerships.

The General Partners and their Affiliates receive compensation and reimbursement of expenses from the Partnership, as set forth in the limited partnership agreement, for their services in managing the Partnership and its business. Pursuant to the partnership agreement, the Partnership is required to pay CPII an annual Management Fee for its services in connection with the management affairs of the Partnership. The annual Management Fee is equal to .5% of Invested Assets (as defined by the partnership agreement). The General Partners and Affiliates also receive compensation and reimbursement of expenses from the Operating Partnerships. This compensation and reimbursement include services provided to the Partnership during its offering stage, acquisition stage and operational stage.

                               - Page 6 -







NOTE 4 -  INVESTMENTS IN OPERATING PARTNERSHIPS:

The following is a summary of the Partnership's investments in Operating Partnerships:

                                              Nine Months Ended
                                              December.31, 1998
                                              ------------------
Cash Contribution to Operating
  Partnerships to fund purchase of
  beneficial interest in Properties             $4,536,020

Equity in net losses of Operating
  Partnerships                                  (3,626,835)
                                                -----------
                                                  $909,185
                                                ===========

The Properties in which the Operating Partnerships hold beneficial interests are as follows:

     Name of
Operating Partnership      Property Name       Location
---------------------      -----------------   -----------------
Washington Courts, L.P.    Washington Courts   Chicago, Illinois
Laurel-Clayton, L.P.       Plumley Village     Worcester,
                                               Massachusetts

The following combined statements of operations is prepared on the accrual basis and summarizes the operations of the Operating
Partnerships for the six months ended December 31, 1998 and December 31, 1997.

        COMBINED STATEMENT OF OPERATIONS OF PROPERTIES
        ACQUIRED BY THE OPERATING PARTNERSHIPS IN WHICH
     CENTURY PACIFIC TAX CREDIT HOUSING FUND II HAS INVESTED
                        (Unaudited)

                                 Three Months Ended
                                   December 31,
                                 1998            1997
                             -------------   -------------
REVENUES:

  Rental Income                $1,285,951      $1,281.903
  Other                            58,089          17,597
                               ----------      ----------
                                1,344,040       1,299,500
                               ----------      ----------
EXPENSES:

  Operating, General
    and Administrative          1,227,167       1,281,906
  Depreciation                    252,277         255,882
  Interest                        117,198         127,973
                                ---------       ---------
                                1,596,642       1,665,761
                                ---------       ---------

Net Income (Loss)               ($252,602)      ($366,261)
                                ==========      ==========

                           - Page 7 -









               THIRD QUARTER 1998 PROPERTY SUMMARY


PLUMLEY VILLAGE - Worcester, Massachusetts

Plumley Village consists of 430 units situated on approximately 16 acres of land adjacent to Downtown Worcester. There is one 16 story high-rise and three low-rise structures on the site. The property has good freeway access and is convenient to stores, churches and hospitals.

The property's occupancy remained at a high 99% rate. Cash flow was sufficient to cover operating expenses. Property rents were last increased in May 1995, bringing the annual gross potential rental revenue to approximately $4,292,000.


WASHINGTON COURTS - Chicago, Illinois

Washington Courts consists of 103 units on several sites in the Austin neighborhood of Chicago. The property is convenient to banks, schools, churches and commercial areas.

The property averaged a 91% occupancy rate during the quarter. Cash flow was sufficient to cover operating expenses. Property rents were increased 1.0% in May 1996, increasing the annual gross potential rental revenue to approximately $1,059,000.



                            *   *   *


                            SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                       CENTURY PACIFIC TAX CREDIT HOUSING FUND II a California limited partnership

                   By:   Century Pacific Capital II Corporation,
                         a California Corporation
                         General Partner




                   By:
                         Irwin J. Deutch, President

                              - Page 8 -